Exhibit 99.1

For Immediate Release

October 29, 2008

Fergus Falls, Minnesota

OTTER TAIL AG ENTERPRISES, LLC ANNOUNCEMENT

The Board of Governors of Otter Tail Ag Enterprises, LLC (“Otter Tail Ag”), which owns and operates a 55 million gallon ethanol plant in Fergus Falls, Minnesota, announced today the resignations of Chief Executive Officer Kelly Longtin and Plant Manager Gunner Greene, effective October 31, 2008.  Mr. Longtin and Mr. Greene are pursuing other career opportunities, but will assist Otter Tail in the transition to an interim Chief Executive Officer and Plant Manager.  Anthony Hicks, who currently serves as Chief Financial Officer of Otter Tail Ag, has been named interim Chief Executive Officer and Keith Wetzel, currently Operations Manager, has been named as interim Plant Manager.

Jerry Larson, Chairman of the Otter Tail Ag Board of Governors, expressed his thanks to Longtin and Greene, on behalf of the Board and the members, for their service to the company and its members.  “Gunner and Kelly were instrumental in putting together a competent team of employees for Otter Tail Ag’s ethanol plant,” Mr. Larson said. “With their leadership, the company came through the construction process on time and on budget.”

Mr. Longtin said, “It has been a privilege and pleasure to manage Otter Tail Ag for the governors and members, and I am proud to have participated in the plant’s development.”  Mr. Larson and Mr. Longtin both pointed out “that upon successfully completing the plant’s performance testing by design firm Delta-T and starting ethanol production, the plant has become the focal point for corn deliveries from area farmers and a centerpiece of the agri-business community pride, adding to the nation’s energy security.”

Mr. Larson said, “As the company continues to transition from its development phase to full operational production, the Otter Tail Ag Board will continue to closely evaluate the operational needs of  the ethanol plant.  Since Anthony and Keith have been with the company since prior to start-up, Otter Tail Ag is well positioned to continue day-to-day operations without missing a beat.”

The Board of Otter Tail Ag will be evaluating options for its permanent leadership needs in the ethanol industry.